UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       February 14, 2001
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.           Other Events

     On February 14, 2001, Applebee's International, Inc. (the "Company") issued a press release entitled "Applebee's International Reports Fourth Quarter Earnings Per Share of 63 Cents; EPS Increases 20 Percent in 2000 to $2.40." The press release contained the following information.


                                                           FOR IMMEDIATE RELEASE

Contact: Carol DiRaimo,
         Director of Investor Relations
         (913) 967-4109


                 Applebee's International Reports Fourth Quarter
                         Earnings Per Share of 63 Cents;
                    EPS Increases 20 Percent in 2000 to $2.40

Overland Park, Kan., Feb. 14, 2001 -- Applebee's International, Inc. (Nasdaq:APPB) today reported net earnings of $15.9 million, or 63 cents per share on both a basic and diluted basis, for the fourth quarter ended December 31, 2000. Reported earnings per share are consistent with the company's earlier release. Fourth quarter earnings per share represent an increase of 21 percent, as compared to 52 cents per share on both a basic and diluted basis for the fourth quarter of 1999 (excluding a 10 cent per share gain on the disposition of restaurants). Fourth quarter 2000 results include 14 weeks as compared to 13 weeks in the 1999 quarter.

For the fiscal year ended December 31, 2000, net earnings were a record $63.2 million, or $2.42 and $2.40 per share on a basic and diluted basis, respectively. This represents a 20 percent increase in earnings per share, as compared to fiscal year 1999 earnings of $2.01 and $2.00 per share on a basic and diluted basis, respectively (excluding an 11 cent per share net loss on the disposition of restaurants). Fiscal year 2000 results include 53 weeks as compared to 52 weeks in fiscal year 1999.

Lloyd L. Hill, chairman and chief executive officer, said, "We are pleased as we continued to exceed our EPS growth target of at least 15 percent, with EPS increasing 21 percent for the quarter and 20 percent for the year. As previously announced, comparable sales were lower than we had originally projected, due in part to severe winter weather during the last three weeks of the quarter. We are also pleased with the continued increase in our return on equity, which surpassed 23 percent for the year, well above our 20 percent target.

"Comparable sales during the first six weeks of 2001 have increased by over 3 percent, rebounding from fourth quarter levels, despite the effects of erratic winter weather during the first half of February. We introduced a new advertising campaign, "Eatin' Good in the Neighborhood," in January, and the initial reception has been positive. Increased levels of network television coverage will support the new campaign throughout 2001. We are also receiving favorable customer response to our new core menu and the current "Sirloin Steak Toppers" promotion."

                                    - more -

Hill concluded, "We continue to expand upon our position as the world's largest casual dining concept with 1,286 restaurants open at year-end. System-wide sales exceeded $2.6 billion in 2000 with the opening of 125 new restaurants, the eighth consecutive year of over 100 new restaurant openings for the Applebee's system."

Other results for the fourth quarter and fiscal year ended December 31, 2000 included:

o    As previously reported,  comparable sales for company restaurants increased
     0.1 percent for the fourth quarter and 1.8 percent for the 53 weeks ended December 31, 2000. The increase in comparable sales for company restaurants for the quarter reflected a 1 to 2 percent increase in average check and a 1 to 2 percent decline in guest traffic. System-wide comparable sales increased 0.1 percent for the fourth quarter and 1.7 percent for the year-to-date period, while comparable sales for franchise restaurants increased 0.1 percent and 1.6 percent, respectively.

o System-wide sales for the Applebee's concept were a record $2.67 billion for the fiscal year ended December 31, 2000, an increase of 14 percent over 1999 system sales of $2.35 billion. Fourth quarter 2000 system sales for the Applebee's concept increased 20 percent over last year, reaching $708.7 million. Fourth quarter and fiscal year 2000 sales include one extra week as compared to the fourth quarter and fiscal year 1999. After adjusting for the extra week, system sales would have increased by 11 percent for the year and 10 percent for the quarter.

o Operating revenues for the Applebee's concept (comprised of company restaurant sales and franchise income) increased 13 percent for the fourth quarter and 8 percent for the full year. Fourth quarter and fiscal year 2000 operating revenues include one extra week as compared to the fourth quarter and fiscal year 1999. Adjusting for the revenue impact of the Philadelphia restaurants that were sold to a franchisee in December 1999 and the extra week, operating revenues increased 8 percent for the fourth quarter and 10 percent for the full year.

o Restaurant margins before pre-opening expense were 14.5 percent in the fourth quarter. Margins were adversely impacted by lower than expected sales as well as higher utility costs and higher food costs resulting from the new core menu introduced in all company restaurants at the beginning of October.

o Applebee's ended the year with 1,286 restaurants system-wide (285 company and 1,001 franchise restaurants). During the fourth quarter of 2000, there were 45 new Applebee's restaurants opened system-wide, including 12 company and 33 franchised restaurants. There were 125 new Applebee's restaurants opened system-wide during fiscal year 2000, including 25 company and 100 franchised restaurants.

o The company repurchased 1,773,000 shares of common stock in 2000 through open market transactions at an aggregate cost of $43.2 million, bringing the total purchases over the last three years to 7,536,000 shares at an aggregate cost of $195.5 million. Subsequent to year-end, the company completed the $57.5 million programs announced in late 1999 and August 2000. In February 2001, the company's board of directors authorized an additional program to repurchase up to $55 million of the company's common stock through 2001, subject to market conditions and pursuant to applicable restrictions under the company's debt agreements.

                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)


                                                        14 Weeks Ended    13 Weeks Ended    53 Weeks Ended    52 Weeks Ended
                                                         December 31,      December 26,      December 31,      December 26,
                                                             2000              1999              2000              1999
                                                       ---------------   ----------------  ----------------  ----------------
 Revenues:
     Company restaurant sales.......................     $ 161,016         $ 143,728        $ 605,414          $ 596,754
     Franchise income...............................        22,951            18,880           84,738             72,830
                                                       ---------------   ----------------  ----------------  ----------------
        Total operating revenues....................       183,967           162,608          690,152            669,584
                                                       ---------------   ----------------  ----------------  ----------------
 Cost of Company restaurant sales:
     Food and beverage..............................        45,225            39,691          166,014            163,865
     Labor..........................................        50,577            45,226          191,402            188,538
     Direct and occupancy...........................        41,851            34,307          151,611            145,747
     Pre-opening expense............................           828               319            1,659              1,582
                                                       ---------------   ----------------  ----------------  ----------------
        Total cost of Company restaurant sales......       138,481           119,543          510,686            499,732
                                                       ---------------   ----------------  ----------------  ----------------
 General and administrative expenses................        16,491            17,153           65,060             63,338
 Amortization of intangible assets..................         1,568             1,456            5,934              5,997
 (Gain)/loss on disposition of restaurants and
   equipment........................................           359            (4,109)           1,265              5,607
                                                       ---------------   ----------------  ----------------  ----------------
 Operating earnings.................................        27,068            28,565          107,207             94,910
                                                       ---------------   ----------------  ----------------  ----------------
 Other income (expense):
     Investment income..............................           379               292            1,484              1,195
     Interest expense...............................        (2,448)           (2,793)          (9,304)           (10,814)
     Other income...................................           209               270              551                444
                                                       ---------------   ----------------  ----------------  ----------------
        Total other expense.........................        (1,860)           (2,231)          (7,269)            (9,175)
                                                       ---------------   ----------------  ----------------  ----------------
 Earnings before income taxes.......................        25,208            26,334           99,938             85,735
 Income taxes.......................................         9,276             9,559           36,777             31,537
                                                       ---------------   ----------------  ----------------  ----------------
 Net earnings.......................................     $  15,932         $  16,775        $  63,161          $  54,198
                                                       ===============   ================  ================  ================

 Basic net earnings per common share................     $    0.63         $    0.62        $    2.42          $    1.91
                                                       ===============   ================  ================  ================
 Diluted net earnings per common share..............     $    0.63         $    0.62        $    2.40          $    1.89
                                                       ===============   ================  ================  ================

 Basic weighted average shares outstanding..........        25,221            26,919           26,152             28,403
 Diluted weighted average shares outstanding........        25,384            27,233           26,298             28,601


The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.

                                                          14 Weeks         13 Weeks          53 Weeks          52 Weeks
                                                           Ended             Ended             Ended             Ended
                                                        December 31,     December 26,      December 31,      December 26,
                                                            2000             1999              2000              1999
                                                       ---------------  ----------------  ----------------  ----------------
 Revenues:
     Company restaurant sales.......................         87.5 %           88.4 %            87.7              89.1 %
     Franchise income...............................         12.5             11.6              12.3              10.9
                                                       ---------------  ----------------  ----------------  ----------------
        Total operating revenues....................        100.0 %          100.0 %           100.0%            100.0 %
                                                       ===============  ================  ================  ================
 Cost of sales (as a percentage of Company
    restaurant sales):
     Food and beverage..............................         28.1 %           27.6 %            27.4%             27.5 %
     Labor..........................................         31.4             31.5              31.6              31.6
     Direct and occupancy...........................         26.0             23.9              25.0              24.4
     Pre-opening expense............................          0.5              0.2               0.3               0.3
                                                       ---------------  ----------------  ----------------  ----------------
        Total cost of sales.........................         86.0 %           83.2 %              84.4%           83.7 %
                                                       ===============  ================  ================  ================
 General and administrative expenses................          9.0 %           10.5 %             9.4%              9.5 %
 Amortization of intangible assets..................          0.9              0.9               0.9               0.9
 (Gain)/loss on disposition of restaurants and
   equipment........................................          0.2             (2.5)              0.2               0.8
                                                       ---------------  ----------------  ----------------  ----------------
 Operating earnings.................................         14.7             17.6              15.5              14.2
                                                       ---------------  ----------------  ----------------  ----------------
 Other income (expense):
     Investment income..............................          0.2              0.2               0.2               0.2
     Interest expense...............................         (1.3)            (1.7)             (1.3)             (1.6)
     Other income...................................          0.1              0.2               0.1               0.1
                                                       ---------------  ----------------  ----------------  ----------------
        Total other expense.........................         (1.0)            (1.4)             (1.1)             (1.4)
                                                       ---------------  ----------------  ----------------  ----------------
 Earnings before income taxes.......................         13.7             16.2              14.5              12.8
 Income taxes.......................................          5.0              5.9               5.3               4.7
                                                       ---------------  ----------------  ----------------  ----------------
 Net earnings.......................................          8.7 %           10.3 %             9.2%              8.1 %
                                                       ===============  ================  ================  ================

Fiscal year 2000 financial statements have not yet been filed with the Securities and Exchange Commission.

Item 9.           Regulation FD Disclosure

     Applebee's International, Inc. (the "Company") also included guidance regarding its business outlook in the press release. These comments are included below.


BUSINESS OUTLOOK

The company also provided guidance as to its business outlook for 2001.

o Consistent with the company's strategic goals, earnings per share are expected to again increase by at least 15 percent in fiscal year 2001 (a 52-week fiscal year as compared to 53 weeks in 2000), including the impact of stock repurchase programs.

o Over 100 new restaurants are expected to open in 2001, including approximately 25 company restaurants and 80 to 90 franchise restaurants. Five company restaurants are currently expected to open in the first half of the year, with the balance opening in the last half of the year. Approximately 30 franchise restaurants are expected to open in the first half of the year, with the remainder opening in the last half of the year. Capital expenditures are expected to be between $50 and $55 million in 2001.

o Comparable sales for both company and franchise restaurants are expected to increase in the range of 2 to 3 percent for fiscal year 2001. A menu price increase of approximately 1.5 percent was instituted in company restaurants in January 2001.

o Network television advertising spending is currently planned to be $51 million in 2001, an increase of 13 percent over network spending in 2000. The required contribution to the national advertising fund will increase to
     2.25 percent of sales from the 2000 level of 2.1 percent of sales.

o Overall restaurant margins before pre-opening expense for the full year of 2001 are currently expected to be similar to fiscal year 2000 results, reflecting the estimated full year effect of continued higher utility costs. First quarter margins could be more heavily impacted by such costs and by continued higher food costs following the implementation of the new menu. Food costs are expected to decline throughout the quarter to targeted levels.

o General and administrative expenses, as a percentage of operating revenues, are expected to continue in the mid-9 percent range in 2001. The effective income tax rate is also anticipated to continue at 36.8 percent for 2001.

                                    - more -

A conference call to review the fourth quarter and fiscal year 2000 results and the current business outlook will be held on Thursday morning, February 15, 2001, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investor Relations section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., currently develops, franchises and operates restaurants under the Applebee's Neighborhood Grill and Bar brand, the largest casual dining concept in the world. There are currently 1,291 Applebee's restaurants operating system-wide in 49 states and eight international countries. Additional information on Applebee's
International  can  be  found  at  the  company's  website  (www.applebees.com).

The statements contained in the Business Outlook section of this release are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the continued growth of its franchisees and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2001. The company disclaims any obligation to update these forward-looking statements.

                                      # # #

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:    February 14, 2001                By:  /s/  George D. Shadid
         ---------------------                 ---------------------
                                               George D. Shadid
                                               Executive Vice President and
                                               Chief Financial Officer